                                                                     Exhibit 8.1



                                         August 25, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:


     We have been requested by Mediacom LLC ("Mediacom"), a New York limited liability company, and Mediacom Capital Corporation ("Mediacom Capital", and together with Mediacom, the "Issuers"), a New York corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $125,000,000 principal amount of 7 7/8 % Senior Notes due 2011 of the Issuers to be offered in exchange for outstanding 7 7/8% Senior Notes due 2011.


     We have made such examination as we have deemed necessary for the purpose of this opinion. The discussion set forth in "Certain Federal Tax Considerations" in the Registration Statement is our opinion.

     The foregoing opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. We undertake no obligation to update this opinion in respect of any such changes.


     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.



                                    Very truly yours,



                                    COOPERMAN LEVITT WINIKOFF
                                    LESTER & NEWMAN, P.C.



                                    By /s/ Harris S. Jaffe
                                      ----------------------------
                                       A Member of the Firm